Exhibit 99.1

Virgin Media to offer $1bn Convertible Senior Notes Due 2016 to repay a portion of senior credit facilities

LONDON, April 9, 2008 - Virgin Media Inc. (NASDAQ: VMED), a leading UK entertainment and communications business, announced its intention to offer, subject to market and other conditions, approximately $1bn principal amount of Convertible Senior Notes due 2016 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible under certain circumstances into shares of Virgin Media common stock, cash or a combination of shares and cash, at the company’s election. The interest rate, conversion price and other terms of the notes will be determined by negotiations between Virgin Media and the initial purchasers of the notes. Virgin Media also expects to grant the initial purchasers an option to purchase up to $150m of additional notes.

Virgin Media intends to use the net proceeds from the offering combined with existing cash reserves to prepay a portion of its outstanding “A” and “B” loans under its senior credit facilities. It is anticipated that Virgin Media will voluntarily prepay approximately £261m of the “A” tranche that is currently scheduled for payment in September 2009, and approximately £243m of the “B” tranche that is currently scheduled for repayment in September 2012.

This announcement is neither an offer to sell nor a solicitation to buy any of the securities described herein and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable on conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issuable on conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  There can be no assurance that the transactions contemplated in this announcement will be completed.  Virgin Media assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Investor Relations contacts:

Richard Williams	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media contacts:

M Communications:
James Hill	0207 153 1559
Georgina Briscoe	0207 153 1548
Nick Miles	0207 153 1535